Exhibit 10.4
FIRST AMENDMENT TO
CHANGE IN CONTROL AGREEMENT
WHEREAS, effective March 1 2006 (“Effective Date”), Rurban Financial Corporation (“RFC”), an Ohio business corporation having a principal place of business at 401 Clinton Street, Defiance, Ohio, and Duane L. Sinn, individually (“Executive”) entered into a Change in Control Agreement (“Agreement”);
WHEREAS, RFC and the Executive (collectively, the “Parties”) want to amend the Agreement to clarify certain of its provisions;
WHEREAS, the Agreement may be amended by mutual agreement of the Parties;
NOW, THEREFORE, effective March 1, 2006, the Parties agree to the following amendments:
1.	Section 3(b) of the Agreement is amended to read, in its entirety, as follows:
(b)	Without the Executive’s specific written consent, a reassignment which requires Executive to move his office more than fifty (50) miles from the location of Executive’s principal place of business as existing on the first day of the Protection Period or the last location to which the Executive, during the Protection Period, has specifically consented in writing to be reassigned;
2.	Section 6 of the Agreement is amended to read, in its entirety, as follows:
     6. DEFINITION OF ANNUAL DIRECT SALARY. For purposes of this Agreement, Annual Direct Salary shall be defined as the Executive’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-consecutive-calendar-month period ending on or immediately before the date on which it is being calculated. Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.
3.	New Section 26 is added to the Agreement to read, in its entirety, as follows:
     26. REGULATORY LIMITATIONS. Notwithstanding anything to the contrary contained herein, the Executive acknowledges and agrees that any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to the Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulation: (a) the Corporation will use its commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment by the Corporation to the Executive of the maximum amount that is permitted (up to the amount payable under the terms of this Agreement); and (b) the Executive shall be entitled to elect to receive benefits under either (i) this Agreement (subject to the limitations described herein) or (ii) any generally applicable Corporation severance pay and/or salary continuation plan that may be in effect at the time of the Executive’s termination.
     IN WITNESS WHEREOF, the Parties, hereto, intending to be legally bound hereby, have caused this amendment to be duly executed in their respective names and, in the case of the Corporation, by its authorized representatives on the day and year above mentioned.

ATTEST	RURBAN FINANCIAL CORP.

/s/ Valda L. Colbart	/s/ Kenneth A. Joyce

Date: 5/17/06	Date: 5/17/06

WITNESS	EXECUTIVE

/s/ Melanie Resendez	/s/ Duane L. Sinn

Duane L. Sinn

Date: 5/15/06	Date: 5/15/06